Exhibit 99.1
INSULET REPORTS THIRD QUARTER 2009 RESULTS
Revenue Increases 85% Year over Year
Gross Profit Increases 83% from Second Quarter 2009
BEDFORD, MA, October 26, 2009 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and nine months ended September 30, 2009.
Third quarter 2009 revenue increased 85% to $18.7 million, compared to $10.1 million in the third quarter of 2008. On a sequential basis, revenue increased 28% from $14.6 million in the second quarter of 2009. Gross profit for the third quarter of 2009 was $5.8 million, representing a 31% gross margin, compared to a gross loss of $0.1 million, or a (1%) gross margin, for the third quarter of 2008. On a sequential basis, gross profit increased 83% from $3.2 million in the second quarter of 2009.
Operating loss for the third quarter of 2009 was $13.5 million, a 32% improvement compared to operating loss of $19.8 million in the third quarter of 2008. Total operating expenses were $19.3 million in the third quarter of 2009, compared to $19.7 million in the third quarter of 2008. Net loss for the third quarter of 2009 was $24.7 million, or $0.88 per share, compared to a net loss of $21.7 million, or $0.78 per share, for the third quarter of 2008.
“In the third quarter, we delivered record growth in referrals, impressive gross margin expansion and a significant reduction in operating losses, reflecting Insulet’s continued focus on innovation, expansion and efficiency,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “This quarter marked the first anniversary of our national sales force, and I’m particularly pleased with the significant increase in sales productivity we’ve delivered over that short period of time. Our strong results clearly demonstrate that we are well positioned to continue driving adoption of the easy to use, tube-free OmniPod System, advancing our mission of improving the lives of people with diabetes.”
Net interest expense was $11.2 million in the third quarter of 2009, compared to $1.8 million in the third quarter of 2008. The increase primarily relates to a one-time non-cash interest charge of $7.6 million for the remaining unamortized value of the warrants, transaction fee and deferred financing costs associated with the amendment of the Company’s credit facility in September 2009.

For the nine months ended September 30, 2009, revenue increased 89% to $45.8 million from $24.2 million for the first nine months of 2008. Gross profit for the first nine months of 2009 was $11.0 million, representing a 24% gross margin, as compared to a gross loss of $5.8 million, or a (24%) gross margin, in the first nine months of 2008. Operating loss for the first nine months ended September 30, 2009 was $47.4 million, compared to an operating loss of $62.0 million in the first nine months ended September 30, 2008. Net interest expense was $17.2 million in the first nine months of 2009, compared to $3.6 million in the first nine months of 2008. The increase mainly reflects (i) $10.5 million in interest, approximately $8.7 million of which is non-cash related, on the Company’s credit facility originally entered into in March 2009 and amended in September 2009; and (ii) $4.4 million in cash and non-cash interest related to the Company’s 5.375% convertible notes issued in June 2008. Net loss for the first nine months of 2009 was $64.6 million, or $2.32 per share, compared to $65.6 million, or $2.38 per share, for the first nine months of 2008. As of September 30, 2009, the Company had cash and cash equivalents of $72.7 million compared to $56.7 million at December 31, 2008.
Recent Highlights
•	On September 25, 2009, the Company amended its $60 million credit facility with Deerfield Management Company, which was entered into in March 2009. Under the terms of the amendment, Deerfield agreed to eliminate all future performance-related milestones associated with the remaining $32.5 million available for borrowing under the credit facility and reduce the annual interest rate on any borrowed funds to 8.5% from 9.75%. In addition, Deerfield agreed to forego the remaining warrants to purchase an additional 1.5 million shares of the Company’s common stock that would have been issued upon future draws. Pursuant to the terms of the amendment, Insulet agreed to immediately draw down the remaining $32.5 million available on the credit facility upon the close of the transaction, which occurred on September 30, 2009. As a result of the amendment, Insulet expects to realize more than $12 million in cash and non-cash interest savings over the remaining three years of the credit facility. The borrowed funds are repayable in September 2012. In conjunction with the amendment, on September 25, 2009, the Company also entered into a securities purchase agreement with Deerfield. Under the terms of this agreement, the Company sold 2,855,659 shares of its common stock to Deerfield for $9.63 per share, for aggregate proceeds of $27.5 million. These funds were then used to repay the $27.5 million of debt initially borrowed from Deerfield in March 2009.

•	The Boston Business Journal recognized Insulet as the second fastest-growing public company in Massachusetts.

•	In July, the Company introduced its Eco-Pod Program — the industry’s first program for environmentally safe disposal of insulin pump components — which is intended to reduce the impact of used OmniPods on the environment.

Guidance
The Company is updating full year 2009 revenue guidance and now expects revenue for the full year 2009 to be in the range of $64 to $66 million, compared to previous guidance of $58 to $65 million. The Company is also updating full year 2009 operating loss guidance and now expects an operating loss in the range of $58 to $60 million for the full year 2009, compared to previous guidance of $55 to $60 million.
Conference Call
Insulet will host a conference call on Monday, October 26, 2009 at 5:00PM Eastern time to discuss the Company’s third quarter 2009 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866-730-5762 for domestic callers and 857-350-1586 for international callers. The passcode is 19648729. A replay of the conference call will be available two hours after the start of the call through November 2, 2009 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 84322880. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The third quarter 2009 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, expected cash and non-cash interest savings relating to the amendment of its credit facility with Deerfield Management Company, sales productivity, the impact of the Company’s Eco-Pod Program, market potential, planned expansion in the U.S. and abroad, product demand, access to additional capital in the future and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 16, 2009 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2008		2008
	2009	(Restated)	2009	(Restated)
	(In thousands, except share and per share data)
	(Unaudited)
Revenue	$18,735	$10,110	$45,821	$24,198
Cost of revenue	12,936	10,197	34,858	29,980

Gross profit (loss)	5,799	(87)	10,963	(5,782)
Operating expenses:
Research and development	3,404	3,263	9,880	9,569
General and administrative	6,246	6,308	19,575	16,900
Sales and marketing	9,629	10,176	28,905	29,735

Total operating expenses	19,279	19,747	58,360	56,204

Operating loss	(13,480)	(19,834)	(47,397)	(61,986)

Other expense, net	(11,245)	(1,832)	(17,212)	(3,588)

Net loss	$(24,725)	$(21,666)	$(64,609)	$(65,574)

Net loss per share basic and diluted	$(0.88)	$(0.78)	$(2.32)	$(2.38)

Weighted-average number of shares used in calculating net loss per share	28,008,699	27,716,473	27,894,775	27,560,258

Results for the three and nine months ended September 30, 2008 have been restated to reflect the retrospective adoption of certain provisions of FASB ASC 470-20

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

		As of
	As of	December 31,
	September 30,	2008
	2009	(Restated)
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$72,694	$56,663
Accounts receivable, net	16,357	11,938
Inventories	9,175	16,870
Prepaid expenses and other current assets	1,565	3,028

Total current assets	99,791	88,499
Property and equipment, net	15,531	17,564
Other assets	1,806	2,170

Total assets	$117,128	$108,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,183	$7,291
Accrued expenses	9,623	7,300
Deferred revenue	3,411	2,377

Total current liabilities	18,217	16,968
Long-term debt, net of current portion	95,902	60,172
Other long-term liabilities	2,706	2,987

Total liabilities	116,825	80,127
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at September 30, 2009 and December 31, 2008.
Issued and outstanding: zero shares at September 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at September 30, 2009 and December 31, 2008
Issued and outstanding: 30,789,239 and 27,778,921 shares at September 30, 2009 and December 31, 2008, respectively	32	29
Additional paid-in capital	315,230	278,427
Accumulated deficit	(314,959)	(250,350)

Total stockholders’ equity	303	28,106

Total liabilities and stockholders’ equity	$117,128	$108,233

December 31, 2008 balances have been restated to reflect the retrospective adoption of certain provisions of FASB ASC 470-20.